Exhibit 99.2

Intevac, Inc.

Q3 Earnings

November 11, 2024

Presenters

Nigel Hunton - President, Chief Executive Officer

Cameron McAulay - Chief Financial Officer

Claire McAdams - Investor Relations

Q&A Participants

Peter Wright - PartnerCap Securities

Mark Miller - Benchmark

Hendi Susanto - Gabelli Funds

Operator

Greetings, and welcome to Intevac’s Third Quarter 2024 Financial Results Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow a formal presentation. If anyone should require operator assistance, please press star, zero on your telephone keypad. Please note that this conference is being recorded today, November 11th, 2024.

At this time, I would like to turn the call over to Claire McAdams, Investor Relations for Intevac. Please go ahead.

Claire McAdams

Thank you, operator, and good afternoon to everyone on today’s call, especially our veterans. Thank you for joining us today to discuss Intevac’s financial results for the third quarter of 2024, which ended on September 28th. In addition to discussing the company’s recent results, we will discuss our outlook looking forward.

Joining me on today’s call are Nigel Hunton, President and Chief Executive Officer, and Cameron McAulay, Chief Financial Officer. Nigel will begin with an overview of our business and outlook, followed by Cameron’s review of our financial results for the third quarter and additional details regarding our guidance before turning the call over to Q&A.

I’d like to remind everyone that today’s conference call contains certain forward-looking statements, including but not limited to statements regarding financial results for the company’s most recently completed fiscal quarter, which remains subject to adjustment in connection with the preparation of our Form 10-Q, as well as comments regarding future events and projections about the future financial performance to Intevac.

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These forward-looking statements are based upon our current expectations, and actual results could differ materially as a result of various risks and uncertainties relating to these comments and other risk factors discussed in documents filed by us with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q.

The contents of this November 11th call include time-sensitive forward-looking statements that represent our projections as of today. We undertake no obligation to update the forward-looking statements made during this conference call.

I will now turn the call over to Nigel.

Nigel Hunton

Thanks, Claire, and good afternoon to all of you on today’s call. Our Q3 results demonstrate many positive developments for Intevac’s business, including a strengthening of the HDD industry, upside in HDD upgrade demand, and strong gross margin performance for the underlying business. This resulted in a better bottom line and a strengthening of our cash position as compared to Q2 and a more positive view of the HDD business and its financial performance going forward.

In addition, we are pleased to report the resolution of a customer’s inventory obligation. Approximately $15 million of the $28.5 million of revenue reported for Q3 is related to these inventory obligations. The $15 million of inventory related revenue was largely pass-through, but did include a small amount of gross profit to cover our expenses of procuring and storing the inventory.

With a reported gross margin of 25%, this profit, along with certain other inventory adjustments, negatively impacted our gross margin by approximately 20 percentage points, while the positive impact on earnings per share was $0.04. Absent this inventory-related revenue, our Q3 revenues indicate continued strong demand for HDD technology upgrades, which exceeded the high end of our forecast. We believe cloud data center demand trends are continuing to drive growing demand for our underlying core HDD business.

Unfortunately, a less positive development since quarter-end is the conclusion of the qualification process for our first ever TRIO shipment, which was delivered in April to a cover glass finisher in Asia. Over the past several months, the TRIO has demonstrated positive results through ongoing endurance testing in the field, and while the tool showed promise, the qualification concluded without the expected purchase order.

At the end of the day, the TRIO, as compelling as it was, was unable to decisively demonstrate material advantages to displace the sizable installed capacity of existing coating solutions, and as such, we missed the market opportunity for this next consumer device product cycle.

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Given that this has impacted the expected TRIO opportunity, and taking into account today the strength of forecasts with our HDD customers, our focus for the TRIO has turned to rapidly monetizing our inventory investments. We believe the most advantageous path forward to achieving this objective is to continue supporting evaluations at multiple prospects for R&D work as well as polymer applications. However, to be very clear, we are no longer going to allocate any material resources to support evaluations with revenue potential that extends beyond the next 12 months.

The improving HDD industry dynamics support an increasingly strong financial forecast for Intevac, and our critical resources will be allocated entirely to our opportunities in the HDD sector, thus providing the most immediate and assured return on our investment. We have therefore ceased further development of the TRIO platform, and this will increase bottom line profitability to reduce TRIO engineering costs.

We will retain a small technology group to pursue partnerships that can leverage our compelling glass-coating IP and patent portfolio into additional applications, such as advanced panel-level semiconductor packaging.

While the TRIO efforts of recent months have concluded in a disappointing fashion, we continue to believe in the value residing in our material science expertise and IP, and our efforts in 2025 will be on monetizing the investments we’ve already made while assessing partnerships and collaborations that can enable additional growth opportunities for our technology without requiring further investments by Intevac.

This is because we are firmly committed to maintaining the strength of the balance sheet and preserving our strong cash position. As we assess the immediate opportunities ahead of us, we have likewise evaluated our cost structure and have made the appropriate decisions to align our resources with the strongest areas of potential growth, which is why we’re also announcing today the restructuring of the company, including a 19% headcount reduction worldwide and consolidating our resources to our growing HDD business.

Our core HDD business remains strong, and the outlook continues to improve. In August of 2022, when our backlog was at its highest level in recent history, we had the visibility for around $200 million of HDD revenues spanning the four-year period between 2022 and 2025. In spite of the subsequent system cancellations, today, we are firmly on track to achieve this original target through our technology-enabling upgrade business.

Even more importantly, the further strengthening of the financial outlook for the HDD sector gives us confidence in significant additional revenue potential between 2026 and 2028, based on the business climate that we currently see. This continued strong revenue momentum reflects not only the sustainability of record levels of upgrade revenues, but also new 200 Lean orders, which are once again on our radar screen, not necessarily for 2025, but certainly under consideration for 2026 or 2027.

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This positive outlook for our HDD business has numerous fundamental drivers. Recently, an initial recovery in traditional server demand led to additional upside with an overall strengthening environment in hard drive and media demands. The most significant growth driver remains continued strong cloud demand strength, which we believe is driven in part by the rapidly growing AI industry, which for the third quarter, led to industry upside in mass capacity nearline drives within an increasingly favorable pricing and supply landscape. HDDs continue to demonstrate significant advantages in data-centers, with a cost per bit advantage of about 6x and a capital efficiency benefit of approximately 9x compared to enterprise class SSDs.

The aerial density improvements being achieved at this time are the most significant advancements in over a decade, and these have been enabled by our tool upgrades, specifically HAMR. While a HAMR upgrade cycle remains in its early stages, with another three or four years ahead, the next vector for HDD upgrades is driven by additional performance enhancements — advancements that will enable increasingly higher capacity drives. We’re already engaged with our customers in supporting these additional future advancements, which underpins the continued 200 Lean technology upgrade path to the end of the decade.

This increasing visibility for long-term strength for our HDD upgrade business again provides further support to our decision to focus the company’s resources on the revenue opportunity supporting the HDD industry, with Intevac playing a critical role within HDD technology roadmap as it proceeds to develop increasingly higher capacity drives.

With the HDD technology roadmap requiring close partnership with our customers in deploying upgrade technology through at least the end of this decade, and at the same time, over the last five quarters, we’ve observed from industry analysts that media capacity utilization has recovered from a low of under 40% to now approximately 70%, which means that we can also start thinking about planning for new systems being required within the next few years.

Returning to the near-term outlook for our HDD business, the upside in demand witnessed this year has likewise boosted our HDD expectations for both 2024 and 2025. Our forecast for total HDD revenues this year has improved once again to the $46 million to $48 million range. This is excluding the inventory pass-through.

This forecast has improved incrementally every quarter of the year and importantly provides us also with a strong base of business to fund our operations in 2025.

Further upside towards the $50 million revenue level and above will be driven by the acceleration of upgrade activities by multiple media manufacturers. We believe $50 million is the HDD revenue baseline ahead for 2025 as we expect to play an integral role in every major upgrade initiative. We’re already seeing increased demand and accelerated timelines from additional HDD customers upgrading to HAMR.

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Importantly for Intevac and the decisions being made today to increase our return on investment with the most assured and immediate business opportunities, the strengthening HDD revenue baseline in combination with our restructuring and the corresponding improvements to our cost structure are enabling a revised P&L forecast, which is also expected to be cash flow neutral for the year.

Before we turn the call over to Cameron, I’m delighted to welcome Ryan Vardeman to our Board effective today. Ryan is a Principal and Co-Founder of Palogic Value Fund and one of our largest investors. Ryan brings not only an investor perspective, but extensive corporate strategy, operating and financial experience. He also has an engineering background and prior board experience with BSQUARE where he was the Board Chairman prior to its sale in 2023. We very much look forward to his contributions to our board.

And with that, I’ll turn the call over to Cameron.

Cameron McAulay

Thank you, Nigel. Turning first to the income statement, third quarter revenues totaled $28.5 million, well above our guidance range of $10.5 million to $12 million. The majority of this upside represents $15 million of largely pass-through revenue resulted from the required accounting treatment for the resolution of a customer’s obligation regarding last year’s order. Absent this revenue component, revenues still came in above the high end of the range due to incrementally strong HDD technology upgrade demand during Q3.

Q3 gross margin was 24.8%. The inventory revenues included a small amount of gross profit to cover the operating expenses associated with procuring and storing the inventory related to the order. And the impact of this profit along with certain other inventory adjustments collectively impacted gross margin by approximately 20 percentage points.

The strength of upgrade demand in Q3 likewise drove strong gross margin performance for the underlying business of approximately 45%, above the high end of the guidance range. Q3 operating expenses remained stable at $8.8 million. Following our recent restructuring, we expect our resulting OpEx run rate to be in the range of $7 million to $7.2 million by the first quarter of 2025.

Net other income and expense was $500,000. With more of our cash moved to higher interest rate investments, interest income increased to $800,000 in Q3. However, this income was partially offset by unfavorable foreign exchange. The resulting net loss was $0.08 per share. The net EPS results for the underlying business were likewise favorable to our earlier expectations.

Moving now to the balance sheet, we ended the quarter with cash and investments, including restricted cash, of $72.1 million, equivalent to $2.67 per share based on 27 million shares at quarter end. The net increase in cash over Q2 was nearly $1.7 million, reflecting positive cash flow from operations enabled by our cash flow neutral P&L as well as strong collection of receivables during the quarter.

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Q3 CapEx was $400,000, non-cash expenses for Q3 included $1 million for stock based compensation, $500,000 for depreciation and amortization and $800,000 in deferred tax.

Now, I will provide further details regarding our outlook. For the fourth quarter, we are projecting revenues to be in the range of $9 million to $10.5 million. We expect fourth quarter gross margins to be in the 30% to 32% range, reflecting the expected mix of upgrades and factory absorption levels during the quarter. Q4 operating expenses are expected to be in the range of $8.4 million to $8.6 million. This range includes approximately $900,000 of cash restructuring costs in the quarter.

We expect net interest income of approximately $700,000 in Q4 and GAAP tax expense of about $400,000, most of which will be non-cash. We are projecting our net loss in the range of $0.19 to $0.21 per share based on 27 million shares outstanding.

As we look ahead to fiscal 2025, our strategic three-year plan and forecast for the next fiscal year is currently being concluded. We expect our growing base of HDD business to deliver a revenue baseline of $50 million, which after the restructuring will support cash flow neutral to cash flow positive results. We believe this is achievable through a combination of factors—gross margins of at least 40%, the reduced OpEx run rate as a result of today’s restructuring announcement, and the income generated by our investments.

This completes the formal part of our presentation. Operator, we are ready for questions.

Operator

Thank you. We’ll now be conducting a question and answer session. If you’d like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions.

Thank you. Our first question is from Peter Wright of PartnerCap Securities. Please proceed with your question.

Peter Wright

Great. Thank you for taking my question, guys. I’ve got a couple of questions. So, firstly Nigel, I guess when looking at the ‘22 to ‘25 cycle, you had some pretty good insight into calling that at about $200 million, and we’re now looking at kind of the next cycle of ‘26 to ‘28, three-year cycle instead of four-year cycle. Any comfort in kind of guiding what you think this cycle looks like and what the unit count of 200 Leans would look like in that assumption?

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Nigel Hunton

Thank you, Peter, that — for the question. As I said in the prepared remarks, we feel that this next period has the opportunity to be as strong as that four-year cycle, giving you a guidance of a similar level of revenues over that three-year period.

That really is absolutely underpinned by upgrades. But the upgrade business is going to stay strong. We believe we’re playing a key part in that industry transformation. And as we said, as we see the utilization improving and we see the continued growth of demand over that period, we believe that there will be a couple, or a few I think, we’ve said on previous calls, of 200 Leans likely in that ’26, ‘27 period. So, the majority of that business will still be very much continuing this upgrade cycle that we’ve seen maintain the strength for Intevac, and that will continue into the future.

Peter Wright

And can you guide on when you think the installed base of 200 Leans will be HAMR upgraded? Is that largely complete in the ’26 through ‘28 cycle? Is that the underlying assumption?

Nigel Hunton

No, it’s — the timeline for that is probably at least three to four years, which is good. It’s going to maintain that strength of multiple upgrades each year over the next sort of three to four years. And I think beyond that, I think there’ll be further upgrades. I think there’ll be upgrades beyond that, which is good as technology and advancements keep continuing.

Peter Wright

And on the 7 to 7.2 OpEx guide, that is a guide for where you think it’s going to average out in 2025? Did I catch that right?

Cameron McAulay

Yes, that’s right. The 8.4 to 8.6 this quarter, and then once the OpEx will level out, Peter, kind of 7 to 7.2 pretty much from the start of 2025, that’s right.

Nigel Hunton

And that’s absolutely linked to this, as you said, this restructuring we’ve announced today and the refocusing, and that’s a key part of that.

Peter Wright

Wonderful. And then so from a cash flow perspective, cash neutrality for you guys suggest mid-50’s then on the sales side? Is that about right at that level?

Cameron McAulay

Roughly, yes. Roughly, perhaps a little bit higher for cash neutrality. But we, with the actions that we’ve announced today, we think we can be cash neutral to cash positive in 2025. We’re maintaining a solid cash balance this year. as well, Peter. We started the year roughly where we’re at right now, at $72 million. So the cash position is a very solid one.

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Peter Wright

And my last question, sitting on the cash that you are sitting on, clearly, more cash than you need to run HDD—what is the use of cash from a priority perspective going to be looking forward?

Nigel Hunton

Yeah. And I think as you’ve known all along, one of the key things we’ve done is by maintaining the strong balance sheet in that cash position, as it might give you confidence from our HDD customers that the business is going to be robust, it’s going to be supported. And as we look at moving some of that technology support onto HDD, we’ll continue to sort of invest and focus on what is, as I’ve said, a more assured business for us going forward.

We always look at cash allocation. We’ll continue to look at cash allocation. We’ve talked in the past about strategic process. Strategic process is the — continues look at all alternatives. But for us, I mean, the difficult decision today, I think if you go back to ‘22, when I shut down all the programs except one, we believe, at that point, there was value to extract from the one coating business we kept.

The consumer device market then needed a horizontal coater. We made the decision to invest in that. We believe that, by eliminating the need for tape in the industry, we’d have an opportunity. If we thought it was easy, someone else would have done it. We gave it our best shot. We talked with a glass partner. We talked with a glass finisher. And that resulted in today’s restructuring and tough decision we’ve taken.

But we have, throughout this process, maintained a critical focus on maintaining a strong cash balance, and that will continue into the future.

Peter Wright

Great. Well, excellent job being a steward of capital. Sometimes it’s tougher. If it’s easy, it’s easy, but good job being a good steward of capital.

Nigel Hunton

Thank you.

Operator

Thank you. Our next question is from Mark Miller with Benchmark. Please proceed with your question.

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Mark Miller

Yes. I’m just curious, in terms of the TRIO qualification, you said that the instrument or the coater could not provide advantages over existing equipment. I’m just curious, was it yields or throughput or uptime, what caused that situation?

Nigel Hunton

Thank you, Mark - a very good question. As we said to Peter, if it was easy, someone would have already done it, and we’d have a horizontal coater that can actually eliminate that tape. We put a lot of effort in. We worked hard with a glass partner. Then we worked with a leading glass finisher, but we couldn’t deliver the required yield performance.

The yield performance to compete with the vertical coaters had to be 97% particle free. At the moment there is no horizontal technology that can achieve particle-free coating. We believe that was not a reason not to have a go at this task, and we applied our capabilities to try and create what would have been the only horizontal coater with zero particles in the market.

At this stage, with us not being able to achieve the particle yield performance, I felt we needed to stop further development costs, focus on our core business, which was growing again. And I hope you appreciate that it was not an easy decision, but it is the right one for Intevac.

When I started my role here in 2022, I stated very clearly that we would invest in TRIO because of a real market need, and that if we were not confident in the success of the product, we would shut it down fast, and that is what we’ve done today.

Mark Miller

I appreciate that added color. So there’s no more quals or anything else. You’ve just basically put TRIO to bed. You’re not trying to explore any other customers. Is that correct?

Nigel Hunton

We have some active qualifications in the research and development opportunity for low-volume equipment for sampling and testing. We believe those can come to fruition in 2025. Anything we can do with that will be upside on the forecast we’ve given. Therefore, the qualifications that we had that we thought could deliver revenue in the 12-month period, we’ll complete those qualifications. So there is still interest in a sort of R&D level tool, but not in the high volume, high throughput we were hoping in the early stage of this development cycle.

Mark Miller

Thank you.

Operator

Thank you. Our next question is from Hendi Susanto with Gabelli Funds. Please proceed with your question.

Hendi Susanto

Good evening, Nigel, Cameron, and Claire.

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Nigel Hunton

Good evening, Hendi.

Hendi Susanto

Yeah, my first question - excluding the customer’s inventory obligation, what was the pro forma gross margin in Q3?

Cameron McAulay

We have a mid-40’s margin, just over mid-40’s margin, excluding the pass-through and other inventory adjustments.

Hendi Susanto

Okay, yeah. And then, Nigel, maybe you can give us some color on what kinds of up or down seasonality, cyclicality of the hard disk drive business that is typical in Q4, Q1, Q2, Q3, maybe you can remind us. I know that this may not represent a normal cycle yet, but in terms of expectation and colors, any guideposts?

Nigel Hunton

I think if you look through this year and this sort of upgrade cycle, which is we’ve really been in 12 months of an upgrade cycle, and we’ll see most of that going through 2025. So, yes, there’s always going to be some minor levels of cyclicality between quarters, especially as some of our customers’ different year ends to us, and therefore, timing of some of their investments can change and be modified through a calendar year.

But overall for the year, we see this year at sort of just under the $50 million, and next year about the same level, and therefore keeping that relatively smooth throughout the whole financial year. So overall, we’ve seen the upgrades flow through each quarter, and we expect that to continue through 2025. So it’s not like it’s got big system upgrades or new systems this year or into 2025. It’s all about upgrades and the relatively even quarterly performance.

Hendi Susanto

And Nigel, like when it comes to upgrades, what kind of timing does customer usually pursue? Whether it’s more coming in waves, whether it’s more like a step-up upgrade, and then followed by, let’s say, some inactive upgrade activities. So what kind of upgrade patterns in terms of the orders that customers place?

Nigel Hunton

Yeah, I mean, I think as you know, typically, we get - we have very, very good relationships with our customers, and all of our customers give us good forecasting and longer-term visibility. And we typically run with lead times in the nine to 12 month period. So if you look at our order backlog in the sort of $45 million level, we get good visibility that gives us confidence in the level of ordering through 2025.

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I think the biggest driver as you go beyond ‘25 into the future will be the industry adoption of HAMR, which if you listen to some of our customers’ earnings releases, everyone is talking about the opportunities not just for HAMR, but increased terabytes for hard disk drives. And as those keep increasing and there’s adoption of the latest technology, that could see some pull-in or some acceleration. But at the moment, we’ve got good visibility for the output for the next 12 months, which is a good position to be in.

Hendi Susanto

And then one question on TRIO - now that TRIO is putting on - you put aside TRIO, is there any risk of inventory write-off of components in your inventories?

Nigel Hunton

I think the key thing there is, as I said on the - to Mark, we’ve got good opportunities to conclude on evaluations, R&D tools, glass substrates. We’ve got an opportunity with some polymer substrates. So even though the efforts of recent months have concluded in what is a clear disappointing fashion, we continue to believe in the value residing in our material science and expertise, and our efforts through 2025 will be on turning that inventory into revenues. So at this point, we’re not taking any additional inventory reserves, because we believe we have opportunities to actually turn that inventory into revenue for R&D units.

Hendi Susanto

And any information, how much TRIO-related inventory in the balance sheet?

Cameron McAulay

The balance of inventory pertaining to TRIO is just over $16 million at the moment.

Hendi Susanto

$60 million?

Nigel Hunton

One-six, my apologies.

Hendi Susanto

Oh, one-six, okay, at 16, okay. So let’s say will - let’s say if the R&D turned into something more meaningful, you believe that it can consume that $16 million in 2025?

Nigel Hunton

That is our hope, which is why there’s been no inventory reserve taken.

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Hendi Susanto

Okay. Yeah. Okay, yeah, that’s all. Thank you so much, Nigel, Cameron, Claire.

Nigel Hunton

Thank you, Hendi. I appreciate the questions and your support.

Operator

As a reminder, if you would like to ask a question, please press star, one on your telephone keypad.

Thank you. There are no further questions at this time. I’d like to hand the floor back over to Nigel Hunton for any closing comments.

Nigel Hunton

Thank you. And thank you for all your questions. I also want to wish - to thank all of our employees, as well as their counterparts with our industry partners, for all the hard work and efforts, and a very strong quarterly performance.

I’d also like to wish our investors for their ongoing support. And we’re also welcoming a new IR firm, KCSA. So if you want to reach out to Cameron in the short term for any follow-ups as they transition into their new role. I also look forward to updating you on our progress on our Q4 call in early February. So, thank you for joining me today.

Operator

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.

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